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                                                                           -------------------------------
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                          UNITED STATES                                    OMB Number:           3235-0145
                SECURITIES AND EXCHANGE COMMISSION                         Expires:      November 30, 1999
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                             LifeMinders.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  53219 H 108
                              ------------------
                                (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NO.  53219 H 108

--------------------------------------------------------------------------------

1.    Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Stephen R. Chapin, Jr.
      --------------------------------------------------------------------------
--------------------------------------------------------------------------------


2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)
          ---------------------------------------------------------------------

      (b)  [x]
          ---------------------------------------------------------------------
-------------------------------------------------------------------------------

3.    SEC Use only
                   ------------------------------------------------------------

-------------------------------------------------------------------------------

4.    Citizenship or Place of Organization      United States
                                                -------------------------------
-------------------------------------------------------------------------------
Number of       5.  Sole Voting Power       1,718,765
Shares                                      -----------------------------------
Beneficially    ---------------------------------------------------------------
Owned by        6.  Shared Voting Power     n/a
Each                                        -----------------------------------
Reporting       ---------------------------------------------------------------
Person With:    7.  Sole Dispositive Power  1,718,765
                                            -----------------------------------
-------------------------------------------------------------------------------
                8.  Shared Dispositive Power n/a
                                             ----------------------------------
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person  1,718,765
                                                                  -------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                       --------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)   8.47%
                                                        -----------------------
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)  IN
-------------------------------------------------------------------------------

  -----------------------------------------------------------------------------

  -----------------------------------------------------------------------------

  -----------------------------------------------------------------------------

  -----------------------------------------------------------------------------

  -----------------------------------------------------------------------------

  -----------------------------------------------------------------------------
-------------------------------------------------------------------------------

Item 1.

  (a) Name of Issuer

      LifeMinders.com, Inc.

  (b) Address of Issuer's Principal Executive Offices

      1110 Herndon Parkway, Herndon, VA 20170

Item 2.

  (a) Name of Person Filing

      Stephen R. Chapin, Jr.

  (b) Address of Principal Business Offices or, if none, Residence

      1110 Herndon Parkway, Herndon, VA 20170

  (c) Citizenship

      United States of America

  (d) Title of Class of Securities

      Common Stock

  (e) CUSIP Number

      53219 H 108


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

    (a)  Amount Beneficially Owned:  1,718,765   .
                                     ------------
    (b)  Percent of Class:  8.47%  .
                            -------
    (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:   1,718,765   .
                                                           ------------
         (ii)  Shared power to vote or to direct the vote:   n/a  .
                                                           -------
        (iii)  Sole power to dispose or to direct the disposition of: 1,718,765.
                                                                      ---------
         (iv)  Shared power to dispose or to direct the disposition of:  n/a   .
                                                                        -------

         Instruction: For computations regarding securities which represent a right to acquire an underlying security
                      see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


                                                       June 6, 2000
                                       -----------------------------------------
                                                           Date

                                                /s/ Stephen R. Chapin, Jr.
                                       -----------------------------------------
                                                        Signature

                                          Stephen R. Chapin, Jr., President and
                                                   Chief Executive Officer
                                       -----------------------------------------
                                                         Name/Title